Exhibit 10.2

EMPLOYEE LEASING AGREEMENT

THIS AGREEMENT is entered into effective as of January 1, 2011, by and between The PrivateBank and Trust Company (“Bank”) and Norman Bobins Consulting LLC (“NBC”).

WHEREAS, Norman R. Bobins, the owner and manager of NBC, serves as chairman of the Bank and in connection therewith has been provided office space within existing Bank’s premises to facilitate his services to the Bank and availability and access to Bank management for the convenience of the Bank;

WHEREAS, NBC is engaged in the business of providing various consulting services, including services to the Bank, and desires to lease employees to perform administrative and other tasks in connection with the various business and other activities of NBC and its management; and

WHEREAS, Bank is willing to lease to NBC certain employees of the Bank under the terms specified herein; and

NOW, THEREFORE, IN CONSIDERATION of the mutual agreements and covenants contained herein, NBC and Bank agree as follows:

1. Lease of Employees. During the term of this Agreement:

(a) Bank will use commercially reasonable efforts to supply to NBC the services of the persons previously identified and mutually agreed upon, or other qualified personnel reasonably acceptable to NBC (hereafter “Assigned Personnel”). Assigned Personnel shall work in suitable office space conveniently located in existing Bank facilities while this Agreement is in effect.

(b) Bank will use commercially reasonable efforts to employ each of the Assigned Personnel for so long as NBC continues to desire such services hereunder, and shall maintain a personnel file and personnel records for Assigned Personnel. All Assigned Personnel shall be considered employees of Bank. Bank shall assume sole and exclusive responsibility for the payment of wages to Assigned Personnel. Bank shall, with respect to said personnel, be responsible for withholding federal, state and local income taxes, withholding and paying over the employee share, and paying the employer share, of Social Security and Medicare taxes, unemployment insurance contributions, and any other payroll-related taxes required by law. Bank shall be responsible for maintaining workers’ compensation insurance coverage for Assigned Personnel in an amount and under such terms as required by state law.

(c) Assigned Personnel will be employed by Bank upon terms substantially consistent with similarly situated employees, it being understood and agreed that Bank will have no obligation to provide raises or make any bonus or equity awards or other discretionary payments to the Assigned Personnel. Bank will consult with NBC in advance of any such awards or payments.

(d) NBC shall reimburse Bank for all payments and expenses incurred by Bank in connection with its employment of the Assigned Personnel, including payroll, bonus, overtime, severance, benefit and other payments or awards, as well as the employer share of Social Security and Medicare taxes, unemployment insurance contributions, and any other payroll-related taxes paid by the Bank with respect to the Assigned Personnel. In addition, NBC shall reimburse the Bank for any out-of-pocket expenses incurred by the Assigned Personnel on behalf of NBC. The Bank shall invoice NBC for such amounts on a monthly basis and NBC shall make prompt payment to the Bank of amounts owing through direct debit authorizations or other arrangements mutually agreed upon. NBC shall not pay Assigned Personnel directly without Bank’s prior written consent.

(e) NBC shall comply with all applicable federal, state and local laws in dealings with Assigned Personnel. Bank shall incur no liability for any violation or alleged violation of law or regulation by NBC.

2. Term of Agreement. Unless earlier terminated by mutual agreement of the parties, this Agreement shall continue so long as NBC serves as a director of the Bank and PrivateBancorp, Inc. In addition, either party may terminate this agreement upon 60 days prior notice to the other.

3. Entire Agreement. This Agreement constitutes and represents the entire Agreement between the parties hereto and supersedes any prior understandings or agreements, written or oral, between the parties hereto respecting the subject matter herein. This Agreement may only be amended by an agreement in writing executed by all of the parties hereto. The unenforceability, invalidity or illegality of any provision of this Agreement shall not render the other provisions unenforceable, invalid or illegal.

4. Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under this Agreement on any person or party other than the parties hereto and their respective successors and assigns.

5. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which is related and shall not be deemed to be a continuing or further waiver.

6. Severability. Each and every covenant and agreement herein shall be separate and independent from any other and the breach of any covenant or agreement shall in no way or manner discharge or relieve the performance of any other covenant or agreement.

7. Headings. Captions and articles headings contained in this Agreement are for convenience and reference only and in now any define, describe, extend or limit the scope or intent of this Agreement nor the intent of any provision hereof.

8. Notice. Any and all notices or other communications required or permitted to be delivered hereunder will be deemed properly delivered if (a) delivered personally, (b) mailed by first class mail, postage prepaid, or (c) sent by next-day or overnight mail or delivery, to the parties as set forth below:

If to the Company, to:	The PrivateBank and Trust Company
120 S. LaSalle Street
Chicago, Illinois 60603
Attention: Jennifer R. Evans, General Counsel

If to NBC, to:	Norman R. Bobins
70 West Madison
Chicago Illinois 60603

Either party may change the name and address of the designee to whom notice will be sent by giving written notice of such change to the other party.

12. Relationship. Both parties agree that this Agreement is not intended to create nor shall it be deemed or construed to create any relationship between the parties other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither the parties hereto, nor any of their respective employees, shall be construed to be the agent, employer, employee or representative of the other, nor will either party have any express or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The PrivateBank and Trust Company		Norman Bobins Consulting, LLC

By:	/s/ Kevin Killips	/s/ Norman R. Bobins
Name:	Kevin Killips	Norman R. Bobins
Title:	CFO